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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
California Amplifier, Inc.:

We consent to the incorporation by reference herein of our report dated April 8, 2003, with respect to the consolidated balance sheets of California Amplifier, Inc. as of March 1, 2003 and March 2, 2002, and the related consolidated statement of operations, stockholders' equity, and comprehensive income (loss), and cash flows for each the years in the two-year period ended March 1, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the method of accounting for the impairment of goodwill and other intangibles.


/s/ KPMG LLP


Los Angeles, California

February 13, 2004